Exhibit 99.2

Inogen Announces $30 Million Share Repurchase Program

BEVERLY, Mass., February 24, 2026 -- Inogen, Inc.(Nasdaq: INGN), a medical technology company offering innovative respiratory products for use in the homecare setting, today announced that its Board of Directors has authorized a share repurchase program for up to $30 million of its outstanding common stock.

“This authorization reflects our confidence in Inogen’s strategy, progress towards profitability goals, and long-term growth trajectory,” said Kevin Smith, President and Chief Executive Officer. “With a strong, debt-free balance sheet, we view this program as providing additional flexibility to deploy capital to support continued investment in innovation and portfolio expansion while enhancing shareholder value.”

The repurchase program will be financed through cash flow and existing cash reserves and is not expected to affect Inogen’s capacity to pursue further growth initiatives. Authorization for the program will expire upon either December 31, 2027, or once the maximum authorized dollar amount has been utilized, whichever occurs first. The Company is under no obligation to purchase a specific number of shares, and the program may be suspended or terminated at any time.

Inogen has used, and intends to continue to use, its Investor Relations website, http://investor.inogen.com/, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

About Inogen

Inogen, Inc. (Nasdaq: INGN) is a leading global medical technology company offering innovative respiratory products for use in the homecare setting. Inogen supports patient respiratory care by developing, manufacturing, and marketing innovative best-in-class respiratory therapy devices used to deliver care to patients suffering from chronic respiratory conditions. Inogen partners with patients, prescribers, home medical equipment providers, and distributors to make its respiratory therapy products widely available, allowing patients the chance to manage the impact of their disease.

For more information, please visit www.inogen.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this communication that are not historical facts, including, but not limited to, statements regarding Inogen’s future business plans, market opportunities, financial outlook, growth strategies, and anticipated operational results, are forward-looking statements. Words such as “aims,” “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, risks and uncertainties relating to Inogen’s share repurchase program; market acceptance of its products; competition; its sales, marketing and distribution capabilities; its planned sales, marketing, and research and development activities; and risks associated with international operations. Information on these and additional risks, uncertainties, and other information affecting Inogen’s business operating results are contained in its Annual Report on Form 10-K for the period ended December 31, 2024, and in its other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Inogen disclaims any obligation to update these forward-looking statements except as may be required by law.

Contact
ir@inogen.net